                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            MGC COMMUNICATIONS, INC.

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................   F-4
Consolidated Statements of Redeemable Preferred Stock and
  Stockholders' Equity for the years ended December 31,
  1999, 1998 and 1997.......................................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of
MGC Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of MGC Communications, Inc. (a Nevada corporation) and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MGC Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
February 16, 2000

                            MGC COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                                  ------------
                                                                1999        1998
                           ASSETS                               ----        ----
Current assets:
  Cash and cash equivalents.................................  $ 42,979    $ 11,886
  Investments available-for-sale............................    61,627       9,851
  Restricted investments....................................    20,256      20,797
  Accounts receivable, less allowance for doubtful accounts
    of $647 and $257 at December 31, 1999 and 1998,
    respectively............................................    15,299       6,360
  Prepaid expenses..........................................     1,527         208
                                                              --------    --------
         Total current assets...............................   141,688      49,102
Property and equipment, net.................................   191,612     116,380
Investments available-for-sale..............................    64,464      63,212
Restricted investments......................................        --      18,582
Deferred financing costs, net of accumulated amortization of
  $1,859 and $1,065 as of December 31, 1999 and 1998,
  respectively..............................................     3,920       4,714
Other assets................................................       745         129
                                                              --------    --------
         Total assets.......................................  $402,429    $252,119
                                                              ========    ========
               LIABILITIES, REDEEMABLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and capital lease
    obligations.............................................  $    623    $    332
  Accounts payable:
    Trade...................................................    11,788       5,314
    Property and equipment..................................    24,955      18,577
  Accrued interest..........................................     5,200       5,200
  Accrued sales taxes payable...............................     4,345       1,400
  Accrued other expenses....................................     5,452       1,073
                                                              --------    --------
         Total current liabilities..........................    52,363      31,896
Senior Secured Notes, net of unamortized discount of $2,732
  and $3,307 at December 31, 1999 and 1998, respectively....   157,268     156,693
Other long-term debt and capital lease obligations..........     4,044         270
                                                              --------    --------
         Total liabilities..................................   213,675     188,859
                                                              --------    --------
Commitments and contingencies
Redeemable preferred stock:
  10% Series B Convertible Preferred Stock, 5,278,000 shares authorized, 5,277,779 issued and outstanding at December
    31, 1999................................................    55,363          --
  10% Series C Convertible Preferred Stock, 1,250,000 shares authorized, 1,250,000 issued and outstanding at December
    31, 1999................................................    34,510          --
  Note receivable from stockholder for issuance of Series C
    convertible preferred stock.............................    (4,900)         --
Stockholders' equity:
  Preferred stock, 43,472,221 shares authorized but
    unissued................................................        --          --
  Common stock, $0.001 par value, 60,000,000 shares
    authorized, 23,244,328 and 17,190,428 shares issued and
    outstanding.............................................        23          17
  Additional paid-in capital................................   225,300     108,991
  Accumulated deficit.......................................  (114,161)    (44,392)
  Less: treasury stock......................................       (76)         --
  Notes receivable from stockholders for issuance of common
    stock...................................................    (6,219)     (2,173)
  Accumulated other comprehensive income (loss).............    (1,086)        817
                                                              --------    --------
         Total stockholders' equity.........................   103,781      63,260
                                                              --------    --------
         Total liabilities, redeemable preferred stock and
          stockholders' equity..............................  $402,429    $252,119
                                                              ========    ========

            See accompanying notes to consolidated financial statements.

                            MGC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER 31,
                                                    --------------------------------------
                                                       1999          1998          1997
                                                    -----------   -----------   ----------
Operating revenues:
  Telecommunication services......................  $    55,066   $    18,249   $    3,791
                                                    -----------   -----------   ----------
Operating expenses:
  Cost of operating revenues (excluding
     depreciation)................................       50,012        17,129        3,928
  Selling, general and administrative.............       44,836        17,877        6,440
  Stock-based compensation expense................          714            --           --
  Depreciation and amortization...................       18,921         5,238        1,274
                                                    -----------   -----------   ----------
                                                        114,483        40,244       11,642
                                                    -----------   -----------   ----------
     Loss from operations.........................      (59,417)      (21,995)      (7,851)
Other income (expense):
  Gain on sale of investments.....................          224           223           --
  Interest income.................................        7,702         8,771        2,507
  Interest expense (net of amount capitalized)....      (18,278)      (19,064)      (5,492)
                                                    -----------   -----------   ----------
     Net loss.....................................      (69,769)      (32,065)     (10,836)
Value of preferred stock beneficial conversion
  feature.........................................      (72,500)           --           --
Accretion of preferred stock to redemption
  value...........................................       (6,133)           --           --
Accrued preferred stock dividend..................       (2,577)           --         (136)
                                                    -----------   -----------   ----------
Net loss applicable to common stockholders........  $  (150,979)  $   (32,065)  $  (10,972)
                                                    ===========   ===========   ==========
Basic and diluted loss per share of common
  stock...........................................  $     (7.63)  $     (2.26)  $    (1.30)
                                                    ===========   ===========   ==========
Basic and diluted weighted average shares
  outstanding.....................................   19,775,410    14,178,729    8,458,991
                                                    ===========   ===========   ==========

          See accompanying notes to consolidated financial statements.

                            MGC COMMUNICATIONS, INC.

 CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          REDEEMABLE
                                       PREFERRED STOCK         COMMON STOCK       ADDITIONAL                 TREASURY STOCK
                                     --------------------   -------------------    PAID-IN     ACCUMULATED   ---------------
                                       SHARES     AMOUNT      SHARES     AMOUNT    CAPITAL       DEFICIT     SHARES   AMOUNT
                                     ----------   -------   ----------   ------   ----------   -----------   ------   ------
BALANCE AT DECEMBER 31, 1996.......          --   $    --    7,176,000    $ 7      $ 12,276     $  (1,491)      --     $ --
Common stock issued for cash.......          --        --    1,458,600      2         4,860            --       --       --
Common stock issued for notes
  receivable.......................          --        --      165,000     --           688            --       --       --
Proceeds from offering allocated to
  warrants.........................          --        --           --     --         3,885            --       --       --
Warrants issued for common stock
  commitment.......................          --        --           --     --           409            --       --       --
8% Series A Convertible Preferred
  Stock issued for cash............   5,148,570    16,665           --     --            --            --       --       --
Accrued preferred stock dividend...          --        --           --     --          (136)           --       --       --
Net loss...........................          --        --           --     --            --       (10,836)      --       --
                                     ----------   -------   ----------    ---      --------     ---------    -----     ----
BALANCE AT DECEMBER 31, 1997.......   5,148,570    16,665    8,799,600      9        21,982       (12,327)      --       --
Common stock issued for cash.......          --        --      100,680     --           774            --       --       --
Common stock issued for notes
  receivable.......................          --        --      189,000     --         1,485            --       --       --
Warrants and options exercised for
  common stock.....................          --        --      133,309     --            14            --       --       --
8% Series A Convertible Preferred
  Stock issued for cash............   1,422,857     4,980           --     --            --            --       --       --
Accrued preferred stock dividend...          --        --           --     --          (654)           --       --       --
Common stock issued for cash
  (IPO)............................          --        --    4,025,000      4        62,959            --       --       --
Conversion of preferred stock to
  common stock.....................  (6,571,427)  (21,645)   3,942,839      4        22,431            --       --       --
Unrealized gain on investments
  available-for-sale...............          --        --           --     --            --            --       --       --
Net loss...........................          --        --           --     --            --       (32,065)      --       --
                                     ----------   -------   ----------    ---      --------     ---------    -----     ----
BALANCE AT DECEMBER 31, 1998.......          --        --   17,190,428     17       108,991       (44,392)      --       --
Unrealized loss on investments
  available-for-sale...............          --        --           --     --            --            --       --       --
Common stock issued................          --        --    5,027,001      5       118,305            --       --       --
Warrants and options exercised for
  common stock.....................          --        --      886,039      1         1,678            --       --       --
Common stock issued for note.......          --        --      150,000     --         4,322            --       --       --
Payment on stockholder's note......          --        --           --     --            --            --       --       --
Repurchase of common stock.........          --        --       (9,140)    --            --            --    9,140      (76)
10% Series B Convertible Preferred
  Stock issued for cash............   5,277,779    46,663           --     --            --            --       --       --
10% Series C Convertible Preferred
  Stock issued for cash............   1,250,000    34,500           --     --            --            --       --       --
Preferred stock issued for note....          --    (4,900)          --     --            --            --       --       --
Stock-based compensation...........          --        --           --     --           714            --       --       --
Accrued preferred stock dividend...          --     2,577           --     --        (2,577)           --       --       --
Value of preferred stock beneficial
  conversion features..............          --        --           --     --       (72,500)           --       --       --
Value of preferred stock beneficial
  conversion features..............          --        --           --     --        72,500            --       --       --
Accretion of preferred stock to
  redemption value.................          --     6,133           --     --        (6,133)           --       --       --
Net loss...........................          --        --           --     --            --       (69,769)      --       --
                                     ----------   -------   ----------    ---      --------     ---------    -----     ----
BALANCE AT DECEMBER 31, 1999.......   6,527,779   $84,973   23,244,328    $23      $225,300     $(114,161)   9,140     $(76)
                                     ==========   =======   ==========    ===      ========     =========    =====     ====

                                          NOTES
                                     RECEIVABLE FROM     ACCUMULATED
                                     STOCKHOLDERS FOR       OTHER           TOTAL
                                       ISSUANCE OF      COMPREHENSIVE   STOCKHOLDERS'
                                       COMMON STOCK     INCOME (LOSS)      EQUITY
                                     ----------------   -------------   -------------
BALANCE AT DECEMBER 31, 1996.......      $    --           $    --        $ 10,792
Common stock issued for cash.......           --                --           4,862
Common stock issued for notes
  receivable.......................         (688)               --              --
Proceeds from offering allocated to
  warrants.........................           --                --           3,885
Warrants issued for common stock
  commitment.......................           --                --             409
8% Series A Convertible Preferred
  Stock issued for cash............           --                --              --
Accrued preferred stock dividend...           --                --            (136)
Net loss...........................           --                --         (10,836)
                                         -------           -------        --------
BALANCE AT DECEMBER 31, 1997.......         (688)               --           8,976
Common stock issued for cash.......           --                --             774
Common stock issued for notes
  receivable.......................       (1,485)               --              --
Warrants and options exercised for
  common stock.....................           --                --              14
8% Series A Convertible Preferred
  Stock issued for cash............           --                --              --
Accrued preferred stock dividend...           --                --            (654)
Common stock issued for cash
  (IPO)............................           --                --          62,963
Conversion of preferred stock to
  common stock.....................           --                --          22,435
Unrealized gain on investments
  available-for-sale...............           --               817             817
Net loss...........................           --                --         (32,065)
                                         -------           -------        --------
BALANCE AT DECEMBER 31, 1998.......       (2,173)              817          63,260
Unrealized loss on investments
  available-for-sale...............           --            (1,903)         (1,903)
Common stock issued................           --                --         118,310
Warrants and options exercised for
  common stock.....................           --                --           1,679
Common stock issued for note.......       (4,322)               --              --
Payment on stockholder's note......          200                --             200
Repurchase of common stock.........           76                --              --
10% Series B Convertible Preferred
  Stock issued for cash............           --                --              --
10% Series C Convertible Preferred
  Stock issued for cash............           --                --              --
Preferred stock issued for note....           --                --              --
Stock-based compensation...........           --                --             714
Accrued preferred stock dividend...           --                --          (2,577)
Value of preferred stock beneficial
  conversion features..............           --                --         (72,500)
Value of preferred stock beneficial
  conversion features..............           --                --          72,500
Accretion of preferred stock to
  redemption value.................           --                --          (6,133)
Net loss...........................           --                --         (69,769)
                                         -------           -------        --------
BALANCE AT DECEMBER 31, 1999.......      $(6,219)          $(1,086)       $103,781
                                         =======           =======        ========

          See accompanying notes to consolidated financial statements.

                            MGC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $ (69,769)  $ (32,065)  $ (10,836)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
  Depreciation and amortization.............................     18,921       5,238       1,274
  Gain on sale of investments...............................       (224)       (223)         --
  Amortization of debt discount.............................        575         575         144
  Amortization of deferred debt financing costs.............        794         867         198
  Stock-based compensation expense..........................        714          --          --
  Changes in assets and liabilities:
    Increase in accounts receivable, net....................     (8,939)     (5,160)     (1,190)
    Decrease (increase) in prepaid expenses.................     (1,319)         69        (254)
    Increase in other assets................................       (464)        (32)        (91)
    Increase in accounts payable-- trade....................      6,474       4,852         386
    Increase in sales taxes payable.........................      2,945       1,400          --
    Increase in accrued interest and other expenses.........      4,379         295       5,879
                                                              ---------   ---------   ---------
      Net cash used in operating activities.................    (45,913)    (24,184)     (4,490)
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchase of property and equipment, net of payables.......    (83,200)    (81,597)    (20,207)
  Purchase of investments held-to-maturity..................         --     (42,622)    (57,710)
  Sale (purchase) of investments available-for-sale, net....    (54,707)     28,309          --
  Sale (purchase) of restricted investments.................     19,123      18,195     (57,574)
                                                              ---------   ---------   ---------
      Net cash used in investing activities.................   (118,784)    (77,715)   (135,491)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of Senior Secured Notes net of
    discount of $4,026......................................         --          --     155,974
  Costs associated with issuance of Senior Secured Notes and
    warrants................................................         --        (133)     (5,237)
  Proceeds from issuance of warrants........................         --          --       3,885
  Proceeds from issuance of 8% Series A convertible
    preferred stock, net of issuance costs..................         --       4,980      16,665
  Proceeds from issuance of 10% Series B convertible
    preferred stock, net of issuance costs..................     46,663          --          --
  Proceeds from issuance of 10% Series C convertible
    preferred stock, net of issuance costs..................     29,600          --          --
  Proceeds (payments) on other long term debt and capital
    lease obligations, net..................................       (439)        133        (164)
  Proceeds from issuance of common stock....................    119,966      63,751       6,015
                                                              ---------   ---------   ---------
      Net cash provided by financing activities.............    195,790      68,731     177,138
                                                              ---------   ---------   ---------
      Net increase (decrease) in cash.......................     31,093     (33,168)     37,157
Cash and cash equivalents at beginning of period............     11,886      45,054       7,897
                                                              ---------   ---------   ---------
Cash and cash equivalents at the end of period..............  $  42,979   $  11,886   $  45,054
                                                              =========   =========   =========
Supplemental schedule of non-cash investing and financing
  activities:
  Treasury stock acquired in partial settlement of a note...  $      76   $      --   $      --
                                                              =========   =========   =========
  Increase in property and equipment purchases included in
    accounts/notes payable -- property and equipment........  $  10,882   $  15,504   $   2,434
                                                              =========   =========   =========
  Stock issued in acquisition of subsidiary.................  $     223   $      --   $      --
                                                              =========   =========   =========
  Preferred stock dividends accrued.........................  $   2,577   $      --   $     136
                                                              =========   =========   =========
  Accretion of preferred stock to redemption value..........  $   6,133   $      --   $      --
                                                              =========   =========   =========
  Common stock issued for note receivable...................  $   4,322   $   1,485   $     688
                                                              =========   =========   =========
  Preferred stock issued for note receivable................  $   4,900   $      --   $      --
                                                              =========   =========   =========
  Warrants issued as consideration in debt offering
    capitalized as deferred financing costs.................  $      --   $      --   $     409
                                                              =========   =========   =========
Other disclosures:
  Cash paid for interest net of amounts capitalized.........  $  16,915   $  19,192   $     164
                                                              =========   =========   =========

          See accompanying notes to consolidated financial statements.

                            MGC COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     The accompanying consolidated financial statements of MGC Communications, Inc. doing business as Mpower Communications Corp. (the "Company"), a Nevada corporation, include the accounts of the Company and its wholly owned subsidiaries, MGC Lease Corporation and MGC LJ.Net, Inc. All significant inter-company balances have been eliminated.

     The Company was organized on October 16, 1995 as a competitive local exchange carrier to provide low cost alternative communication services to residential and small business users through the utilization of Company owned switches and network architecture leased from incumbent local exchange carriers. During the year ended December 31, 1999, the Company operated in Las Vegas, Atlanta, Chicago, southern Florida, and selected suburban areas of southern California including San Diego and Los Angeles with substantially all of its operating revenues being derived from the Las Vegas, southern California, and Atlanta operations.

REVENUE RECOGNITION

     The Company recognizes operating revenues from the sale of communication services including local dialtone, long distance, Internet access and data services. Operating revenues are also recognized from installation charges as well as from access charges billed to other long distance carriers for utilizing the Company's network.

     Telecommunication revenues and accounts receivable are recognized when calls are terminated or when the installation services are completed. Accounts receivable includes both billed and unbilled amounts and is reduced by an estimate for uncollectible amounts. Due to current disputes, the Company has recognized switched access revenues based on management's best estimate of the probable collections from such revenue. AT&T, Sprint, MCI WorldCom and other long distance carriers have refused to pay the full amount of the long distance access charges billed to them. For the years ended December 31, 1999, 1998 and 1997, the Company has recognized in operating revenues switched access revenues of approximately $19.5 million, $7.4 million and $0.7 million, respectively. These revenue amounts exclude $9.5 million, $3.2 million, and $0.2 million of billed services which have not been recorded as revenue in the accompanying consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997, respectively. Switched access revenues from AT&T, Sprint, and MCI WorldCom represented 71% and 81% of our total access charge revenues in 1999 and 1998, respectively. The Company settled its disputes with MCI WorldCom in October 1999 and with AT&T in February 2000. Amounts collected approximated the related switched access revenues estimated by the Company's management.

     Included in trade accounts receivable in the accompanying consolidated balance sheets as of December 31, 1999 and 1998 are net receivables related to switched access of approximately $10.9 million and $3.6 million, respectively.

CASH AND CASH EQUIVALENTS

     The Company considers short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

                            MGC COMMUNICATIONS, INC.

RESTRICTED INVESTMENTS

     Restricted investments consist of U.S. Treasury Notes which are restricted in that they must be used for the repayment of interest on certain debt and are stated at amortized cost plus accrued interest. Management designated these investments as held-to-maturity securities in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The carrying value of the restricted investments approximates the fair value.

ADVERTISING COSTS

     The Company expenses advertising costs in the period incurred. As of December 31, 1999, 1998 and 1997, the Company had expensed advertising costs of $1,268,000, $810,000 and $125,000, respectively.

INVESTMENTS

     Investments classified as available-for-sale at December 31, 1998 were classified as held-to-maturity as of December 31, 1997. During the fourth quarter of 1998, the Company sold investments previously classified as held-to-maturity, prior to their maturity date to fund remaining 1998 capital expenditures. In accordance with SFAS No. 115, the classification of these investments has been appropriately changed in the accompanying consolidated financial statements.

     During 1999 and 1998, the Company sold $43.6 million and $28.3 million, respectively, in investments available-for-sale and recorded a $1.9 million gross unrealized loss and $0.8 million gross unrealized gain, respectively, as part of other comprehensive income for the years ended December 31, 1999 and 1998.

     Available-for-sale securities represent investments principally in commercial paper and government securities. The commercial paper matures periodically through March of 2000 and the government securities mature periodically through June 2002. The unamortized cost basis of these investments at December 31, 1999 and 1998 is approximately $128.0 million and $72.2 million, respectively. The cost basis for which the realized gain was calculated on available-for-sale securities was $128.2 million and $72.0 million, for 1999 and 1998, respectively, using the specific identification method.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost, less accumulated depreciation and amortization. Direct and indirect costs of construction are capitalized, and include $4,057,000, $3,175,000 and $188,000 of interest costs related to construction during 1999, 1998 and 1997, respectively. Depreciation is computed using the straight-line method over estimated useful lives beginning in the month an asset is put into service.

                            MGC COMMUNICATIONS, INC.

     Estimated useful lives of property and equipment are as follows:

Buildings................................  40 years
Telecommunications and other switching
  equipment..............................  5-10 years
Computer hardware and software...........  3-5 years
Office furniture & equipment.............  3-5 years
Leasehold improvements...................  the lesser of the estimated useful lives or term of lease

     The Company capitalizes costs associated with the design, deployment and expansion of the Company's network including internally and externally developed software. Capitalized external software costs include the actual costs to purchase software from vendors. Capitalized internal software costs generally include personnel and related costs incurred in the enhancement and implementation of purchased software packages. Capitalized internal labor costs for the years ended December 31, 1999, 1998 and 1997 were $1,218,000, $0 and $0, respectively.

DEFERRED FINANCING COSTS

     Deferred financing costs are amortized to interest expense over the life of the related financing using the effective interest method.

INCOME TAXES

     The Company has applied the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the consequences of temporary differences between amounts reported for financial reporting and income tax purposes. SFAS No. 109 requires recognition of a future tax benefit of net operating loss carryforwards and certain other temporary differences to the extent that realization of such benefit is more likely than not; otherwise, a valuation allowance is applied.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 1999 and 1998, the carrying value of all financial instruments (accounts receivable, accounts payable and long-term debt) approximates fair value due to the short term nature of the instruments or interest rates, which are comparable with current rates.

LONG-LIVED ASSETS

     Management periodically evaluates the carrying value of its long-lived assets, including property, equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized by writing down the asset's carrying value down to its fair value based on the present value

                            MGC COMMUNICATIONS, INC.

of the discounted cash flows of the asset or other relevant measures. Management believes no material impairment in the value of long-lived assets exists at December 31, 1999 or 1998.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes additional standards for segment reporting in financial statements and is effective for fiscal years beginning after December 15, 1997. The Company currently operates in only one segment, communication services, and hence, separate segment reporting is not applicable.

CONCENTRATION OF SUPPLIERS

     The Company currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of collocation space and fiber optic transmission facilities owned by the suppliers. The Company is currently vulnerable to the risk of renewing favorable supplier contracts, timeliness of the supplier in processing the Company's orders for customers and is at risk to regulatory agreements that govern the rates to be charged to the Company.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATION

     Certain reclassifications, which have no effect on net income, have been made in the prior period financial statements to conform to the current presentation.

(2) PLAN OF OPERATIONS

     In September 1997, the Company completed an offering of 160,000 units consisting of $160 million of 13% Senior Secured Notes due in 2004 (the "Notes") and warrants to purchase shares of common stock, as discussed in Note 4. During May and June 1998, the Company sold an aggregate of 4,025,000 shares of common stock at $17.00 per share. In May 1999, the Company sold 5,277,779 shares of preferred stock at $9.00 per share as discussed in Note 5. In July 1999, the Company sold an additional 5,000,000 shares of common stock at $25.00 per share as also discussed in Note 5. In December 1999, the Company issued 1,250,000 shares of preferred stock at $28.00 per share as also discussed in Note 5. In February 2000, the Company sold an additional 6,163,709 shares of common stock at $54.00 per share and 4,140,000 shares of preferred stock at $50.00 per share as also discussed in Note 5. The Company expects to continue its expansion and development of services into new markets. The Company expects to fund any additional capital requirements through existing resources, debt or equity financing and internally generated funds.

     The Company expects that its available cash and the proceeds from the common stock and series D preferred stock offerings in February 1999 should be adequate to fund its operating losses and planned capital expenditures, as currently projected, over the next several years. If these

                            MGC COMMUNICATIONS, INC.

resources are not sufficient, management intends to consider alternate forms of financing or to delay or modify some of our expansion plans.

     The Company continually evaluates the capital expenditure plan in light of developments in the telecommunications industry and market acceptance of the Company's service offerings. As a result of this evaluation, the Company may decide to accelerate or expand its capital expenditure plan. The Company might also expand through acquisitions. To fund an accelerated or expanded capital expenditure plan or acquisitions, the Company would likely issue additional debt or equity securities. The Company cannot predict that it would be successful in raising additional capital on terms acceptable to it or at all.

     Management also recognizes that certain risks are inherent to the industry. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its existing and proposed services to current and new customers in existing and planned markets, successfully develop commercially viable data and Internet offerings, access markets, install switches and obtain suitable locations for its switches, negotiate suitable interconnect agreements with the ILECs, obtain an acceptable level of cooperation from the ILECs, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as competitive, regulatory, legislative and judicial developments that could materially affect the Company's future results.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Building and property.......................................  $  5,518    $  2,653
Switching equipment.........................................   137,492      57,045
Leasehold improvements......................................       870         740
Computer hardware and software..............................     3,780       2,218
Office equipment and vehicles...............................     5,748         901
                                                              --------    --------
                                                               153,408      63,557
Less accumulated depreciation and amortization..............   (25,237)     (6,555)
                                                              --------    --------
                                                               128,171      57,002
Switching equipment under construction......................    63,441      59,378
                                                              --------    --------
     Net property and equipment.............................  $191,612    $116,380
                                                              ========    ========

                            MGC COMMUNICATIONS, INC.

(4) DEBT

     Long-term borrowings at December 31, 1999 and 1998 consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
13% Senior Secured Notes, due October 1, 2004, net of
  unamortized discount of $2,732 and $3,307.................  $157,268    $156,693
Other long-term debt and capital lease obligations..........     4,667         602
                                                              --------    --------
                                                               161,935     157,295
Less current portion........................................      (623)       (332)
                                                              --------    --------
                                                              $161,312    $156,963
                                                              ========    ========

     Maturities of long-term debt and capital lease obligations for each of the next five years and thereafter ending December 31, consist of the following:

                                                              (IN THOUSANDS)
2000........................................................     $    623
2001........................................................          696
2002........................................................          508
2003........................................................          274
2004 and thereafter.........................................      159,834
                                                                 --------
                                                                 $161,935
                                                                 ========

     In September 1997, the Company completed an offering of units consisting of in the aggregate of $160 million of 13% Senior Secured Notes due in 2004 and warrants to purchase 774,720 shares of common stock (collectively the "1997 Offering").

     The Notes bear interest at the rate of 13% per annum, payable semi-annually in arrears on April 1 and October 1, commencing April 1, 1998. As set forth in the Indenture pursuant to which the Notes were issued the Company is required to hold in a trust account sufficient funds to provide for payment in full of interest on the Notes through October 1, 2000. The accompanying consolidated financial statements reflect approximately $20.3 million as restricted investments as security for the interest payments on the Notes. In addition, the Notes are secured by a security interest in certain telecommunications equipment owned by the Company or which may be acquired in the future. As of December 31, 1999, the Notes were secured by a security interest in telecommunications equipment with a net book value of $105.4 million.

     In conjunction with the 1997 Offering, the Company engaged an investment-banking firm that determined a value for each warrant and share of common stock. Consistent with this determination, the Company has allocated a portion of the 1997 Offering proceeds to the warrants based on a value of $4.68 per share of common stock less the exercise price of $.02 per share for the warrant.

     The warrants are currently exercisable and expire on October 1, 2004. The agreement pursuant to which the warrants were issued required an anti-dilution adjustment if the November 1997 preferred stock offering was consummated at a price less than $5.00 per share. As further discussed in Note 5, the Company completed the preferred stock offering for $3.50 per share. Accordingly, the warrants issued in connection with the 1997 Offering were increased from 774,200 to 862,923 and

                            MGC COMMUNICATIONS, INC.

have been reflected in the accompanying consolidated financial statements as of December 31, 1999 and 1998. Expenses allocated to the warrants in connection with the 1997 Offering were $141,000.

     In conjunction with the 1997 Offering, certain persons deposited an aggregate of $15.0 million in escrow (the "Common Stock Commitment"), which funds were to have been applied to the purchase of shares of Common Stock in the event the Company failed to sell at least $15.0 million of preferred stock within a certain period of time. Since sufficient preferred stock was issued within the time period, the investors received a return of their funds contributed to escrow. As a commitment fee for the Common Stock Commitment, the Company issued to all such persons contributing to the escrow funds warrants to purchase an aggregate of 90,000 shares of Common Stock at $.02 per share.

     The Company has recorded the commitment fee as non-cash consideration in connection with the 1997 Offering. The value of the warrants issued as a commitment fee was determined based on a value of the Company's common stock at $4.68 per share less the exercise price of $.02 per share for the warrant. All such warrants were exercised in January and February 1998.

     The Notes may be redeemed at the option of the Company, in whole or in part, on or after October 1, 2001, at a premium declining to par in 2003, plus accrued and unpaid interest and liquidated damages, if any, through the redemption date as follows:

YEAR                                                            PERCENTAGE
----                                                            ----------
2001........................................................      106.50
2002........................................................      103.25
2003 and thereafter.........................................      100.00

     In the event of a sale by the Company prior to October 1, 2000 of its capital stock in one or more equity offerings, up to a maximum of 35% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemed from the net cash proceeds at a redemption price equal to 113% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, provided at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption.

     The Indenture contains certain covenants that among other things, limit the ability of the Company and its restricted subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and lease back transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its restricted subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's restricted subsidiaries or enter into certain mergers and consolidations. As of December 31, 1999, management believes it is in compliance with all debt covenants.

     In conjunction with the 1997 Offering, the authorized capital stock of the Company was increased to 60,000,000 shares of common stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share.

     In January 1998, the Company filed a registration statement offering to exchange the Notes for 13% Series B Senior Secured Notes due 2004 under the Securities Act of 1933, as amended. Terms of the 13% Series B Senior Secured Notes due 2004 are substantially the same as the Notes. The exchange was consummated in March 1998.

                            MGC COMMUNICATIONS, INC.

     During 1999, the Company entered into a capital lease agreement for an aircraft, the owners of which are directors of the Company. All assets under capital leases are capitalized using interest rates appropriate at the inception of each lease. Capital leases are recorded at cost and depreciated over the lesser of the estimated life or lease term. Total related lease payments in 1999 were $97,500.

(5) REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

COMMON STOCK

     In 1997, the Company approved agreements with two key members of management granting them rights to purchase a total of 150,000 shares at $3.33 per share and 165,000 shares at $4.17 per share. In both cases, the Company retains the right to repurchase these shares at their cost in the event of termination of employment for any reason and has agreed to finance the purchase price of the shares purchased at $4.17 per share over a period of three years. During September 1997, the members of management exercised their rights and the respective aforementioned shares were issued. The Company received $500,000 for the 150,000 shares issued at $3.33 per share. The $688,000 owed to the Company for the 165,000 shares issued at $4.17 per share has been classified in the accompanying consolidated statements of redeemable preferred stock and stockholders' equity as notes receivable from stockholders for issuance of common stock.

     During 1998, the Company issued 100,680 shares of $.001 par value common stock at prices ranging from $5.83 to $8.33 per share, for total proceeds to the Company of $774,000.

     During 1998, the Company approved agreements with 11 key members of management to purchase a total of 189,000 shares of common stock. The purchase price of these shares ranged from $5.83 to $8.33 per share. In each case, the Company retains the right to repurchase these shares at their cost in the event of termination of employment for any reason and has agreed to finance a portion of the purchase price of the shares over a period of three years. The $1,485,000 owed to the Company is classified in the accompanying statements of redeemable preferred stock and stockholders' equity as notes receivable from stockholders for issuance of common stock.

     During May and June 1998, the Company sold 4,025,000 shares of common stock at $17.00 per share pursuant to the registration statement filed on Form S-1, which was declared effective by the Securities and Exchange Commission on May 11, 1998. In connection with the initial public offering of the Company's common stock, the Company effected a six for ten reverse stock split, which has been reflected in the accompanying consolidated financial statements. In addition to the reverse stock split, the Company's 6,571,427 outstanding shares of Series A Preferred Stock (as defined below) were converted to 3,942,839 shares of the Company's common stock upon completion of the initial public offering. The conversion of the Preferred Stock has been reflected in the accompanying consolidated financial statements.

     In July 1999, the Company issued 5,000,000 shares of common stock at $25.00 per share and received proceeds, after expenses, of $118.1 million. In this offering, existing shareholders sold an additional 587,695 shares of common stock for which the Company did not receive any proceeds.

     In September 1999, the Company reacquired 9,140 shares of its common stock at an aggregate purchase price of $76,136 in partial cancellation of a note receivable from stockholder for issuance of common stock and is classified as treasury stock in the accompanying consolidated financial statements.

                            MGC COMMUNICATIONS, INC.

     In October 1999, the Company approved an agreement with a newly hired key member of management to purchase a total of 150,000 shares of common stock at $28.81 per share. The Company retains the right to repurchase these shares at their cost in the event of termination of employment for any reason and has agreed to finance the purchase price of the shares purchased. The agreement provides for the forgiveness of the note at the end of a three year term of employment. The $4,321,875 owed to the Company is classified in the accompanying statements of redeemable preferred stock and stockholders' equity as notes receivable from stockholders for issuance of common stock.

     In February 2000, the Company issued 6,163,709 shares of common stock at $54.00 per share for gross proceeds of $332.8 million. In this offering, existing shareholders sold an additional 29,041 shares of common stock for which the Company did not receive any proceeds.

REDEEMABLE PREFERRED STOCK

     The Company has authorized the issuance of up to 50,000,000 shares of preferred stock. In November 1997, the Company designated 6,571,450 shares as 8% Series A Convertible Preferred Stock ("Series A Preferred Stock").

     In November 1997, the Company completed a private placement offering in which 5,148,570 shares of the Series A Preferred Stock were issued at $3.50 per share, for total proceeds to the Company of approximately $16.7 million, net of expenses.

     In January 1998, the Company completed an additional private placement offering in which 1,422,857 shares of Series A Preferred Stock were issued at $3.50 per share for total proceeds to the Company of approximately $5.0 million, net of expenses. The terms of the offering were substantially identical to those of the previous preferred stock offering.

     Each share of Series A Preferred Stock was automatically converted into common stock on a six for ten basis upon the consummation of the Company's IPO. In accordance with the terms of the Series A Preferred Stock, the accrued dividends were reversed at the time of conversion.

     On April 5, 1999, the Company entered into a Security Purchase Agreement with Providence Equity Partners III L.P. ("Providence"), JK&B Capital III L.P. ("JK&B III") and Wind Point Partners III L.P. ("Wind Point") under which Providence, JK&B III and Wind Point and their affiliates ("the Purchasers") agreed to purchase 5,277,779 shares of newly issued Series B Convertible Preferred Stock ("Series B Preferred Stock") at $9.00 per share (the "Transaction") for a total consideration of $47.5 million. The Transaction was consummated on May 4, 1999. Net Proceeds to the Company were approximately $46.7 million.

     Dividends accrued on the Series B Preferred Stock at the rate of 10% per annum from the issue date until November 21, 1999 and are payable in preference to any dividends that may be paid with respect to the Company's Common Stock. Effective November 22, 1999, the Company elected to terminate the accrual of dividends since the Company's stock price exceeded $27.00 per share for 20 consecutive trading days (the "Market Threshold").

     The Series B Preferred Stock is convertible into Common Stock at any time at the option of the holder. Initially, the conversion price is $9.00 per share and each share of Series B Preferred Stock is convertible into one share of Common Stock. The conversion price is subject to adjustment as a result of stock splits, stock dividends and certain other issuances of additional stock.

                            MGC COMMUNICATIONS, INC.

     The Series B Preferred Stock was issued in May 1999 with a beneficial conversion feature totaling $47.5 million measured as the difference between the conversion price of $9.00 per share and the fair value of the underlying common stock at the time of issuance, limited by the total amount of the proceeds of the preferred stock issued. The beneficial conversion feature has been recognized as an increase in additional paid-in capital, with an offsetting decrease in additional paid-in capital.

     After the earlier of May 24, 2000 or the date on which the holders of Series B Preferred Stock exercise their demand registration rights, the Company has the right to require the conversion of the Series B Preferred Stock if the Company's stock price exceeds the Market Threshold referenced above. If the Company requires conversion within three years after closing, no accrued dividends will be paid.

     At each balance sheet date, the Company records a pro rata accretion of the Series B Preferred Stock to its anticipated redemption value. Such accretion is based on the market value of the common stock at the balance sheet date, not to exceed $27.00 per share based on the Market Threshold. For the year ended December 31, 1999, the Company recorded accretion of $6,123,395 related to the Series B Preferred Stock which has been recorded as an increase in redeemable preferred stock with a corresponding decrease in additional paid-in capital.

     The holders of the Series B Preferred Stock have the right to require us to redeem the Series B Preferred Stock after May 4, 2005 or upon sale of the Company. The redemption price will be equal to the greater of (x) $9.00 per share plus accrued and unpaid dividends, or (y) the value of the common stock into which the Series B Preferred Stock is then convertible. If the Company fails to redeem all shares of Series B Preferred Stock, then the holders of the Series B Preferred Stock, along with the holders of the Series C Preferred Stock (as defined below) will have the right to elect a majority of the Company's Board of Directors.

     In November 1999, the Company entered into an agreement with Providence, JK&B III L.P. and their affiliates (the "Purchasers") under which the Purchasers purchased 1,250,000 shares of newly issued Series C Convertible Preferred Stock ("Series C Preferred Stock") at $28.00 per share for a total consideration of $35.0 million. Of the total consideration, $4.9 million was paid by an interest-bearing promissory note which was paid in February 2000. The transaction was consummated on December 30, 1999.

     Dividends accrue on the Series C Preferred Stock at the rate of 10% per annum, are cumulative and are payable in preference to any dividends that may be paid with respect to the Company's Common Stock. No accrued dividends in excess of $2.80 per share will be paid if the Company requires conversion of the Series C Preferred Stock within 30 months of issuance. The Company may require conversion if the Company's stock price exceeds $56.00 for 20 consecutive trading days.

     The Series C Preferred Stock is convertible into Common Stock at any time at the option of the holder. Initially, the conversion price is $28.00 per share and each share of Series C Preferred Stock is convertible into one share of Common Stock. The conversion price is subject to adjustment as a result of stock splits, stock dividends and certain other issuances of additional stock.

     The Series C Preferred Stock was issued in December 1999 with a beneficial conversion feature totaling $25.0 million measured as the difference between the conversion price of $28.00 per share and the fair value of the underlying common stock at the time of issuance. The beneficial conversion feature has been recognized as an increase in addition paid-in capital, with an offsetting decrease in additional paid-in capital.

                            MGC COMMUNICATIONS, INC.

     At each balance sheet date, the Company records a pro rata accretion of the Series C Preferred Stock to its anticipated redemption value. Such accretion is based on the market value of the common stock at the balance sheet date, not to exceed $56.00 per share based on the Market Threshold. For the year ended December 31, 1999, the Company recorded accretion of $9,623 related to the Series C Preferred Stock which has been recorded as an increase in redeemable preferred stock with a corresponding decrease in additional paid-in capital.

     The holders of the Series C Preferred Stock have the right to require the Company to redeem the Series C Preferred Stock after six years from issuance or upon a sale of the Company. The redemption price will be equal to the greater of
(x) $28.00 per share plus the greater of $2.80 per share or accrued and unpaid dividends, or (y) the value of the Common Stock into which the Series C Preferred Stock is then convertible.

     If the Company fails to redeem all shares of Series C Preferred Stock within six months of the date specified by the holders of the Series C Preferred Stock, then the holders of the Series C Preferred Stock, along with the holders of the Preferred B Stock will have the right to elect a majority of the Company's Board of Directors.

     The Series B Preferred Stock and Series C Preferred Stock will vote along with the Common Stock on an as-converted basis. The holders of the Series B Preferred Stock and Series C Preferred Stock have the right to nominate two or more of the directors depending on the size of the Company's Board of Directors and the percentage of the Company's stock represented by the outstanding Series B Preferred Stock and Series C Preferred Stock. The Series B Preferred Stock and the Series C Preferred Stock also have the right to have their Board representative serve on each committee of the Company's Board and on the Board of each of the Company's subsidiaries.

     On February 11, 2000, the Company completed an additional offering in which 4,140,000 shares of 7.25% Series D Convertible Redeemable Preferred Stock at $50.00 per share were issued for $207.0 million in gross proceeds. Each share of preferred stock is convertible at the option of the holder into .7652 shares of common stock at a conversion price of $65.34 per share, subject to adjustments and expiration of conversion rights in certain circumstances. Quarterly dividends are payable at the Company's option in cash or shares of common stock, beginning May 15, 2000.

(6) STOCK OPTION PLAN

     In June 1996, the Company adopted a stock option plan which allows the Board of Directors to grant incentives to employees in the form of incentive stock options and non-qualified stock options. As of December 31, 1997, the Company had reserved 1,440,000 shares of common stock to be issued under the plan. In March 1998, the Board of Directors approved an additional 1,200,000 shares of common stock to be issued under the plan. In July 1998, the Company filed a registration statement on Form S-8 to register these reserved shares of the Company's common stock under the MGC Communications, Inc. Stock Option Plan (the "Plan").

     In May 1999, the Company's stockholders approved an amendment to the Company's stock option plan under which an additional 2,240,000 shares of common stock were approved to be issued under the plan. In September 1999, the Company filed a registration statement on Form S-8 to register these reserved shares of the Company's common stock under the Plan.

     Under the Plan, substantially all options have been granted to employees at a price equal to the then-current market price, as estimated by management, and vest primarily over a 5-year period with

                            MGC COMMUNICATIONS, INC.

an acceleration provision for certain events or qualified changes in control. All options expire within ten years of the date of grant.

     Stock option transactions during 1999, 1998 and 1997 are as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                               NUMBER      EXERCISE
                                                              OF SHARES     PRICE
                                                              ---------    --------
Outstanding at December 31, 1996............................    781,860     $ 1.35
Granted.....................................................    274,560     $ 5.78
Canceled....................................................     (3,300)    $ 5.08
                                                              ---------
Outstanding at December 31, 1997............................  1,053,120     $ 2.50
Granted.....................................................    865,700     $ 8.48
Exercised...................................................     (7,380)    $ 1.77
Canceled....................................................    (85,240)    $ 5.84
                                                              ---------
Outstanding at December 31, 1998............................  1,826,200     $ 5.18
Granted.....................................................  2,436,240     $15.58
Exercised...................................................   (345,700)    $ 4.88
Canceled....................................................   (364,800)    $13.92
                                                              ---------
Outstanding at December 31, 1999............................  3,551,940     $16.87
                                                              ---------
Exercisable at December 31, 1997............................    165,720     $ 1.47
                                                              =========
Exercisable at December 31, 1998............................    378,660     $ 2.07
                                                              =========
Exercisable at December 31, 1999............................    815,073     $ 4.09
                                                              =========

     For options granted during the years ended December 31, 1999 and 1998, the weighted average fair value of options, on the date of grant, estimated using the Black-Scholes option pricing model, was $23.80 and $6.70, respectively, using the following assumptions: dividend yield of 0%; expected option life of
6.5 years; and risk free interest rate at December 31, 1999 and 1998 of 6.54% and 5.06% and an expected volatility of 153.7% and 80.5%, respectively.

     The weighted average fair value of each of the options issued during the year ended December 31, 1997, substantially all of which have been granted at a price equal to the then current market price as estimated by management, was estimated to be $4.03, using an option pricing model with the following assumptions: dividend yield of 0%; expected option life of 6.5 years; and risk free interest rate of 5.06%.

                            MGC COMMUNICATIONS, INC.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                         WEIGHTED
                            NUMBER        AVERAGE     WEIGHTED     NUMBER      WEIGHTED
                          OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE   AVERAGE
                          AT DEC. 31,   CONTRACTUAL   EXERCISE   AT DEC. 31,   EXERCISE
RANGE OF EXERCISE PRICE      1999          LIFE        PRICE        1999        PRICE
-----------------------   -----------   -----------   --------   -----------   --------
   $ 0.83 to $ 5.83          747,930    8.77 years     $ 2.24      559,260      $ 2.23
   $ 6.03 to $10.00          947,680    9.00 years     $ 7.42      241,273      $ 7.82
   $12.50 to $26.00          853,180    9.63 years     $21.23       14,540      $25.17
   $27.44 to $40.06        1,003,150    9.83 years     $33.00           --      $   --
                           ---------                               -------
   $ 0.83 to $40.06        3,551,940    9.44 years     $16.87      815,073      $ 4.09
                           =========                               =======

     The Company applied Accounting Principles Board (APB) Opinion No. 25 in accounting for its plan. No compensation expense was recognized for the years ended December 31, 1999, 1998 and 1997. Had the Company determined compensation cost using the fair value based method defined in SFAS No. 123, the Company's loss for the years then ended would have increased by $3,778,000, $565,000 and $7,000, respectively.

(7) LOSS PER SHARE

     SFAS No. 128, "Earnings Per Share," requires the Company to calculate its earnings per share based on basic and diluted earnings per share, as defined. Basic and diluted loss per share for the years ended December 31, 1999, 1998 and 1997 were computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock.

     The Company's warrants, preferred stock and stock options granted and issued during 1999, 1998 and 1997, and outstanding as of December 31, 1999, 1998 and 1997, are antidilutive and have been excluded from the diluted loss per share calculation for the years ended December 31, 1999, 1998 and 1997. Had the Company shown the effects of dilution, the warrants, preferred stock and options would have added an additional 5.4 million, 1.8 million and 1.6 million shares to the weighted average shares outstanding for the years ended December 31, 1999, 1998 and 1997, respectively.

                            MGC COMMUNICATIONS, INC.

(8) INCOME TAXES

     The net deferred tax asset as of December 31, 1999 and 1998 is as follows (in thousands):

                                                                1999        1998
                                                              --------    --------
Deferred Tax Asset
  Net operating loss carry-forward..........................  $ 48,152    $ 17,804
  Start-up expenditures.....................................       173         164
  Other.....................................................       928         534
                                                              --------    --------
                                                                49,253      18,502
  Less: valuation allowance.................................   (39,906)    (15,517)
                                                              --------    --------
  Net deferred tax asset....................................     9,347       2,985
                                                              --------    --------
Deferred Tax Liability
  Property and equipment....................................     6,405       2,769
  Other.....................................................     2,942         216
                                                              --------    --------
  Net deferred tax liability................................     9,347       2,985
                                                              --------    --------
Net.........................................................  $     --    $     --
                                                              ========    ========

     SFAS No. 109 requires recognition of the future tax benefit of these assets to the extent realization of such benefits is more likely than not; otherwise, a valuation allowance is applied. At December 31, 1999 and 1998, the Company determined that $39,906,000 and $15,517,000, respectively, of tax benefits did not meet the realization criteria because of the Company's historical operating results. Accordingly, a valuation allowance was applied to reserve against the applicable deferred tax asset.

     At December 31, 1999 and 1998, the Company had net operating loss carry-forwards available for income tax purposes of approximately $133,701,000 and $50,869,000, respectively, which expire principally from 2011 to 2019.

(9) COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

     The Company has entered into various leasing agreements for its switching facilities, offices, and office equipment. The facilities which house the Company's headquarters in Las Vegas are owned by an entity principally owned by two of the Company's principal stockholders and directors. Management believes the terms and conditions of this agreement are equal to the terms which would be available from an unaffiliated lessor.

                            MGC COMMUNICATIONS, INC.

     Future minimum lease obligations in effect as of December 31, 1999 are as follows (in thousands):

Payments during the year ending December 31:
  2000......................................................  $2,353
  2001......................................................   2,291
  2002......................................................   2,150
  2003......................................................   1,588
  2004......................................................   1,101
  Thereafter................................................     248
                                                              ------
                                                              $9,731
                                                              ======

     Rent expense was $1,609,000, $850,000 and $207,000 for the years ended December 31, 1999, 1998 and 1997, respectively, of which $806,000 was paid to a related party during 1999.

PURCHASE COMMITMENTS

     In the ordinary course of business, the Company enters into purchase agreements with its vendors of telecommunications equipment and colocation sites. As of December 31, 1999, the Company had a total for telecommunication vendors of approximately $43.3 million of remaining purchase commitments for purchases of switching equipment and to colocation site providers of approximately $11.9 million of remaining commitments for the build-out of colocation sites.

LITIGATION

     The Company is party to various legal proceedings, most of which relate to routine matters incidental to its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company's financial position or results of operations.

INTERCONNECTION AGREEMENTS

     The Company has interconnection agreements with five incumbent local exchange carriers. These agreements expire on various dates through July 2000.

     The Company is dependent on the cooperation of the incumbent local exchange carriers to provide access service for the origination and termination of its local and long distance traffic. Historically, charges for these services have made up a significant percentage of the overall cost of providing these services. To the extent the access services of the local exchange carriers are used, the Company and its customers are subject to the quality of service, equipment failures and service interruptions of the local exchange carriers.

(10) RISKS AND UNCERTAINTIES

     Certain rates in the interconnection agreements have been established by the Federal Communications Commission (FCC) and are subject to adjustment upon final negotiations. For the years ended December 31, 1999 and 1998, the Company has recorded costs of sales related to the Sprint (Nevada) interconnection agreement at amounts which are management's best estimates of the probable outcome of the final negotiated charges to our accounts. The difference, which totaled approximately $1.1 million and $1.7 million at December 31, 1999 and 1998, respectively has not been recorded in the accompanying consolidated financial statements. Management believes that the

                            MGC COMMUNICATIONS, INC.

resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(11) RELATED PARTY TRANSACTION

     In May 1997, the Company entered into an agreement with a company, the owner of which is a former officer and current stockholder of the Company, for the purchase of certain computer software pursuant to which the Company paid the contract price of $600,000 in six equal monthly installments beginning July 1, 1997. In addition, the Company has paid $541,000 and $656,000 during 1999 and 1998, respectively, under such agreement to support and maintain the Company's proprietary management information computer system. Management believes the terms and conditions of this agreement are equal to the terms which would be available from an unaffiliated party.